EXHIBIT 99.1

Suburban Propane Partners, L.P. Announces Closing of Public Offering of Common Units, Exercise of Over-Allotment Option, Repayment of 364-day Incremental Term Loan Facility and Distribution of Spin-Off Units

WHIPPANY, N.J., Aug. 20, 2012 — Suburban Propane Partners, L.P. (NYSE: SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that its underwritten public offering of 6,300,000 common units representing limited partner interests in Suburban was closed on August 14, 2012 (the “Initial Closing Date”). The offering was priced at $37.61 per common unit. Wells Fargo Securities, BofA Merrill Lynch, Citigroup, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and Raymond James acted as joint book-running managers of the offering. Stifel Nicolaus Weisel acted as co-manager of the offering.

On the Initial Closing Date, Suburban received approximately $226.5 million of net proceeds from the offering (after considering underwriter commissions and other estimated offering expenses). Also on the Initial Closing Date, Suburban used the net proceeds from the offering to repay its borrowing of $225 million on August 1, 2012 under its 364-day incremental term loan facility (the “364-Day Facility”) provided under the First Amendment to its Amended and Restated Credit Agreement (the “Credit Agreement”), dated August 1, 2012, incurred in connection with its acquisition of Inergy, L.P.’s (“Inergy”) retail propane operations on that date. The Credit Agreement provides for the reinstatement and increase from $150.0 million to $250.0 million of the existing uncommitted incremental term facility under the Credit Agreement upon repayment of the 364-Day Facility.

On August 15, 2012, the underwriters gave notice of the exercise of their over-allotment option to purchase from Suburban an additional 945,000 common units representing limited partner interests in Suburban at a price of $37.61 per common unit. Suburban will receive approximately $34.1 million of net proceeds from the underwriters’ exercise of the over-allotment option (after considering underwriter commissions and other estimated offering expenses) upon the delivery of the additional common units, which is expected to occur on August 20, 2012, subject to customary closing conditions.

The remaining net proceeds from the offering, including the proceeds from the underwriters’ purchase of 945,000 additional common units pursuant to the over-allotment option in connection with the offering, will be used for working capital and general partnership purposes.

An electronic copy of the prospectus supplement and the accompanying base prospectus may be obtained at no charge on the website for the Securities and Exchange Commission (the “SEC”) at: http://www.sec.gov/Archives/edgar/data/1005210/000119312512347959/d392012d424b5.htm.

On August 17, 2012, Inergy announced that the board of directors of Inergy’s general partner had declared August 29, 2012 as the record date, and September 14, 2012 as the distribution date, for the previously announced spin-off to Inergy’s unitholders of

14,058,418 of the aggregate 14,200,422 Suburban common units acquired by Inergy on August 1, 2012 in connection with Suburban’s acquisition of Inergy’s retail propane operations.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange, and is headquartered in Whippany, New Jersey. Suburban serves the energy needs of its residential, commercial, industrial and agricultural customers in 41 states.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the offering, the use of proceeds of the offering, the Credit Agreement and the spin-off of its common units by Inergy. These statements reflect Suburban’s expectations or forecasts based on assumptions made by Suburban. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward-looking statements. These risks are further described in Suburban’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.